Exhibit 10.16

                                   QMED, INC.

                          2002 Key Employee Bonus Plan


1.       Bonus Plan

         QMed, Inc. (the "Company") hereby establishes a bonus plan for the named officers and employees of the Company and its subsidiaries (the "Participants"). The plan shall be known as the QMed, Inc. 2002 Key Employee Bonus Plan (the "Plan"). The Company will allocate 6% of the Company and its subsidiaries' Adjusted Net Earnings (defined below) as a bonus pool ("Bonus Pool") from which Participants will be paid.

2.       Participants

         The Participants, percentage of the Bonus Pool and the maximum bonus which may be given to such Participant is as follows:

                                                           Maximum Individual
              Name                 Percentage of Pool            Bonus
              ----                 ------------------      ------------------
         Michael W. Cox                 25.00%                  $150,000

         Jane A. Murray                 25.00%                 $ 120,000

         Teri Kraf                      16.66%                 $  60,000

         Debra Fenton                   16.66%                 $  30,000

         Ira Marcus                     16.66%                 $  30,000

3.       Eligibility

         In order to be eligible to receive a share of the Bonus Pool, the Participant must have been an employee for the entire fiscal year ended November 30, 2002. If the Participant shall cease to be an employee of the Company or its subsidiaries as a result of death or disability, he or she (or his or her estate) shall be entitled to a pro rata portion of the bonus that would be paid for the entire year. If the Participant leaves the Company's or its subsidiaries' employ for any other reason, the Participant shall not be entitled to any share in the Bonus Pool and the former Participant's share shall be returned to the general working capital of the Company.

4.       Definition of Adjusted Net Earnings

         The adjusted consolidated net earnings ("Adjusted Net Earnings") of the Company and its subsidiaries, for the purpose of computing the Bonus Pool under the provisions of paragraph 1 above, shall be determined, in accordance with generally accepted accounting principles, within ninety (90) days after the end of each fiscal year by the independent accounting firm employed by the Company

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as its auditors. The computation by such accounting firm of the Net Earnings and of the Bonus Pool, made in the manner herein provided, shall be in all respects final and binding upon the Company, upon the Participant, and upon all others, and the Company shall pay such compensation to the Participant within 120 days of the end of the fiscal year in question.

         For the purpose of computing the Bonus Pool, the Adjusted Net Earnings of the Company and its subsidiaries for the above mentioned period shall be the consolidated net earnings of the Company and its subsidiaries for such period, as audited and reported upon, for the purposes of the Company's annual report to stockholders for such period, by the Company's independent auditors, plus all amounts charged against and minus such credits applied to such consolidated net earnings in respect of the following:

         (a) Taxes of the United States and foreign governments (including, but without limitation, excess profits taxes) based upon or measured, in whole or in part, by income of the Company or its subsidiaries but exclusive of sate and territorial taxes and taxes imposed by political subdivisions thereof;

         (b) Contingent compensation, if any, which may be payable by the Company under any plan or agreement, including this Plan, other than a profit-sharing plan qualified under Section 401 of the Internal Revenue Code or any statutory provision that may hereafter be enacted to replace such section;

         (c) All items of non-recurring loss or other extraordinary charge which, by reason of size, character, or other factors did not, in the sole and uncontrolled judgment of the Executive Evaluation and Compensation Committee of the Company's Board of Directors, arise in the ordinary and usual course of the business of the Company and its subsidiaries, including expenses properly attributable to such loss or charge; less, however, all amounts included in such consolidated net earnings in respect of items of capital gain, non-recurring profit, or other extraordinary credit which, by reason of size, character, or other factors did not, in the sole and uncontrolled judgment of the Executive Evaluation and Compensation Committee of the Company's Board of Directors (or similar committee having delegated authority to review and approve executive compensation), arise in the ordinary and usual course of business of the Company and its subsidiaries, after deducting expenses properly attributable to such gain, profit, or credit, except and to the extent that such Committee, in its sole and uncontrolled judgment, shall find that the Participants were responsible for such gain, profit, or credit and shall direct the inclusion, in whole or in part, of such gain, profit, or credit in the computation of consolidated net earnings.

5.       Limitation of Implied Rights

         (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any subsidiary, in its sole discretion, may set aside in anticipation of a

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liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any subsidiary shall be sufficient to pay any benefits to any person.

         (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

6.       Tax Withholding

         All distributions under the Plan are subject to withholding of all applicable taxes, and the Company may condition the payment of any benefits under the Plan on satisfaction of the applicable withholding obligations.

7.       Benefits Cumulative

         The bonuses paid or payable pursuant to the Plan shall be in addition to and not in derogation of any other benefit the Company or subsidiary pays or become obligated to pay any Participant, provided, however, that Michael W. Cox may determine to waive benefits under this Plan in favor of bonus provisions contained in an amendment dated December 16, 1998 to his employment agreement dated June 1995, in his discretion, and any such benefits that are waived shall be returned to the general working capital of the Company and not distributed to any other Participant.

         The Plan has been approved by all corporate actions necessary on the Company's behalf this 15th day of July, 2002.

                                                QMED, INC.



                                                By:  /s/ Michael W. Cox
                                                    ----------------------------
                                                     Michael W. Cox, CEO



                                                By:   /s/ Debra Fenton
                                                    ----------------------------
                                                     Debra Fenton, Controller

QMed Executive Evaluation and
Compensation Committee



By:  /s/ Bruce F. Wesson
    -----------------------------
    Bruce F. Wesson, Chairman

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